David Coffey C. P. A.

3651 Lindell Road Suite I

Las Vegas, Nevada 89103

September 6, 2001

Prime Holdings and Investments, Inc.

This letter will authorize you to refer to the financial statements prepared by my office in your filing with the Securities and Exchange Commission.

Sincerely,

David Coffey, C. P. A.